Exhibit 99.1

Naugatuck Valley

Financial Corp.

Conversion

Valuation

Appraisal

May 28, 2010

Table of Contents

Naugatuck Valley Financial Corporation

Naugatuck, Connecticut

TABLE OF CONTENTS	I

INTRODUCTION	1

1. OVERVIEW AND FINANCIAL ANALYSIS	4

GENERAL OVERVIEW	4
HISTORY AND OVERVIEW	5
STRATEGIC DIRECTION	7
BALANCE SHEET TRENDS	8
LOAN PORTFOLIO	12
INVESTMENTS	16
INVESTMENTS AND MORTGAGE-BACKED SECURITIES	18
ASSET QUALITY	19
FUNDING COMPOSITION	23
ASSET/LIABILITY MANAGEMENT	26
NET WORTH AND CAPITAL	27
PROFITABILITY TRENDS	28
LEGAL PROCEEDINGS	35
SUBSIDIARIES	35

2. MARKET AREA ANALYSIS	36

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	38

INTRODUCTION	38
SELECTION CRITERIA	38
OVERVIEW OF THE COMPARABLES	40

4. MARKET VALUE DETERMINATION	44

MARKET VALUE ADJUSTMENTS	44
FINANCIAL CONDITION	45
ASSET QUALITY	48
BALANCE SHEET GROWTH	50
EARNINGS QUALITY, PREDICTABILITY AND GROWTH	51

MARKET AREA	58
CASH DIVIDENDS	60
LIQUIDITY OF THE ISSUE	61
RECENT REGULATORY MATTERS	62

5. OTHER FACTORS	63

MANAGEMENT	63
SUBSCRIPTION INTEREST	64
VALUATION ADJUSTMENTS	66

6. VALUATION	67

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	67
FULL OFFERING VALUE IN RELATION TO COMPARABLES	69
COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS	72
COMPARISON OF THE EXCHANGE VALUE AND STOCK PRICE	73
VALUATION CONCLUSION	74

List of Figures

Naugatuck Valley Financial Corporation

Naugatuck, Connecticut

FIGURE 1 - CURRENT FACILITIES LIST	4
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART	9
FIGURE 3 - KEY BALANCE SHEET DATA	10
FIGURE 4 - KEY RATIOS	11
FIGURE 5 - NET LOANS RECEIVABLE CHART	13
FIGURE 6 - LOAN MIX AS OF MARCH 31, 2010	14
FIGURE 7 - LOAN MIX AT MARCH 31, 2010	15
FIGURE 8 - SECURITIES CHART	17
FIGURE 9 - INVESTMENT MIX	18
FIGURE 10 - ASSET QUALITY CHART	20
FIGURE 11 - NONPERFORMING LOANS	21
FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	22
FIGURE 13 - DEPOSIT AND BORROWING TREND CHART	24
FIGURE 14 - DEPOSIT MIX	25
FIGURE 15 - INTEREST RATE RISK	26
FIGURE 16 - CAPITAL ANALYSIS	27
FIGURE 17 - NET INCOME CHART	29
FIGURE 18 - AVERAGE YIELDS AND COSTS	30
FIGURE 19 - SPREAD AND MARGIN CHART	33
FIGURE 20 - INCOME STATEMENT TRENDS	34
FIGURE 21 - DEPOSIT AND DEMOGRAPHIC DATA FOR NEW HAVEN, CT	37
FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR FAIRFIELD, CT	37
FIGURE 23 - COMPARABLE GROUP	39
FIGURE 24 - KEY FINANCIAL INDICATORS	42
FIGURE 25 - KEY BALANCE SHEET DATA	45
FIGURE 26 - CAPITAL DATA	46
FIGURE 27 - ASSET QUALITY TABLE	48
FIGURE 28 - BALANCE SHEET GROWTH DATA	50
FIGURE 29 - PROFITABILITY DATA	53
FIGURE 30 - INCOME STATEMENT DATA	56
FIGURE 31 - MARKET AREA DATA	58
FIGURE 32 - DIVIDEND DATA	60
FIGURE 33 - MARKET CAPITALIZATION DATA	61
FIGURE 34 - SECOND STEP CONVERSIONS (SINCE 1/1/08) PRO FORMA DATA	64
FIGURE 35 - CONVERSIONS PRICE APPRECIATION	65
FIGURE 36 - VALUE RANGE	69
FIGURE 37 - APPRAISED VALUE	69
FIGURE 38 - CONVERSION OFFERING PRICING MULTIPLES	70
FIGURE 39 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	70
FIGURE 40 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	70
FIGURE 41 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MINIMUM	71
FIGURE 42 - COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS	72
FIGURE 43 - COMPARISON OF THE EXCHANGE VALUE PER MINORITY SHARE AND STOCK PRICE	73

List of Exhibits

Naugatuck Valley Financial Corporation

Naugatuck, Connecticut

Exhibit

1.	Profile of FinPro, Inc. and the Author of the Appraisal

2.	Consolidated Balance Sheets: NVSL and SSE

3.	Consolidated Statements of Income: NVSL and SSE

4.	Consolidated Statements of Equity and Comprehensive Income: NVSL and SSE

5.	Consolidated Statements of Cash Flows: NVSL and SSE

6.	Income Reconciliation of TFR to Consolidated Statements: NVSL

7.	Comparable Group Selection Screens

8.	Selected Financial Data

9.	Industry Pricing Multiples

10.	Second Step Conversions 2008 to Year-to-Date

11.	Consolidated Merger Pro forma Balance Sheet (w/o second step conversion): March 31, 2010 and December 31, 2009

12.	Consolidated Merger Pro forma Income Statement (w/o second step conversion): 12 months ending March 31, 2010, 3 months ending March 31, 2010, and 12 months ending December 31, 2009

13.	Appraisal Second Step No Foundation Pro Forma March 31, 2010 – 12 Months

14.	Stub Second Step No Foundation Pro Forma March 31, 2010 – 3 Months

15.	Offering Circular Second Step No Foundation Pro Forma December 31, 2009 – 12 Months

16.	Consolidated Merger Pro forma Balance Sheet: March 31, 2010 and December 31, 2009

17.	Consolidated Merger Pro forma Income Statement: 12 months ending March 31, 2010, 3 months ending March 31, 2010, and 12 months ending December 31, 2009

Conversion Valuation Appraisal Report	Page: 1

Introduction

Naugatuck Valley Financial Corporation, a newly formed Maryland corporation, is offering common stock for sale in connection with the conversion of Naugatuck Valley Savings and Loan from the mutual holding company form of organization to the stock form. As part of the conversion, the Bank is offering for sale common stock representing the 59.6% ownership interest of Naugatuck Valley Financial that is currently held by Naugatuck Valley Mutual Holding Company. At the conclusion of the conversion and offering, existing public shareholders of Naugatuck Valley Financial will receive shares of common stock in the new Naugatuck Valley Financial Corporation in exchange for their existing shares of common stock of Naugatuck Valley Financial.

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	59.6% of the total shares will be sold to the depositors and public,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $2.2 million at the midpoint,

•	there will be an ESOP equal to 6% of the shares issued funded internally, amortized over 15 years straight-line,

•	there will be an MRP equal to 3% of the shares issued, amortized over 5 years straight-line,

•	there will be a Stock Option Plan equal to 10% of the shares issued, expensed at $2.73 per option over 5 years straight-line,

•	the tax rate is assumed at 34.00% and,

•	the net proceeds will be invested at the three-year Treasury Note rate of 1.60%, pre-tax.

Simultaneous with the completion of the offering, Naugatuck Valley Financial will acquire Southern Connecticut Bancorp, Inc. (the “Target”). In connection with the merger, Naugatuck Valley Financial will issue to the Target an aggregate of approximately 977,264 shares of common stock and pay approximately $9.8 million in cash.

Conversion Valuation Appraisal Report	Page: 2

It is our understanding that the Bank will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans, and to Supplemental Eligible Account Holders of the Bank. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the Bank’s and the Target’s audited financials for the year ended December 31, 2009, and the Bank’s and Target’s unaudited financials for the three months ending March 31, 2010. We also reviewed the registration statement on Form S-1 as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management and Board, Stifel, Nicolaus & Company, Incorporated, (the Bank’s underwriter), Kilpatrick Stockton LLP (the Bank’s special counsel), and Ostrowski and Company (the Bank’s M&A advisor for this transaction). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Conversion Valuation Appraisal Report	Page: 3

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report	Page: 4

1.	Overview and Financial Analysis

GENERAL OVERVIEW

As of March 31, 2010, the Bank had $564.2 million in total assets, $388.1 million in deposits, $480.8 million in net loans and $50.7 million in equity.

As of March 31, 2010, the Target had $135.7 million in total assets, $117.7 million in deposits, $113.2 million in net loans and $15.7 million in equity.

The following table sets forth information with respect to the Bank’s and the Target’s full-service banking offices. The data shown below is the most recently available public data with regard to branch deposits (June 30, 2009).

FIGURE 1 – CURRENT FACILITIES LIST

		City	State	County	Zip Code	Deposits as of June 30,			Growth (%)
Address						2009	2008	2004	2008 - 2009	2004 - 2009
Naugatuck Valley Financial Corporation (MHC)
1.	1009 New Haven Rd	Naugatuck	CT	New Haven	06770-4716	42,853	40,800	34,899	5.03%	22.79%
2.	333 Church St	Naugatuck	CT	New Haven	06770-2806	134,454	133,739	118,436	0.53%	13.52%
3.	127 S Main St	Beacon Falls	CT	New Haven	06403-1447	25,391	25,185	16,684	0.82%	52.19%
4.	504 Bridgeport Ave Unit 300	Shelton	CT	Fairfield	06484-4765	35,640	34,573	22,257	3.09%	60.13%
5.	49 Pershing Dr	Derby	CT	New Haven	06418-1406	25,973	23,723	10,146	9.48%	155.99%
6.	249 West St	Seymour	CT	New Haven	06483-2650	40,127	36,489	NA	9.97%	NA
7.	1699 Highland Ave	Cheshire	CT	New Haven	06410-1271	22,139	14,986	NA	47.73%	NA
8.	1030 Hamilton Ave	Waterbury	CT	New Haven	06706-2348	23,900	16,028	NA	49.11%	NA
9.	1570 Southford Rd	Southbury	CT	New Haven	06488-2412	19,340	16,251	NA	19.01%	NA
10.	450 Heritage Rd Ste 3C	Southbury	CT	New Haven	06488-3871	11,424	1,678	NA	580.81%	NA
	Total - Naugatuck Valley Financial Corporation (MHC)					381,241	343,452	202,422

Bank of Southern Connecticut
1.	215 Church St	New Haven	CT	New Haven	06510-1803	58,056	42,913	38,961	35.29%	49.01%
2.	445 W Main St	Branford	CT	New Haven	06405-3415	18,955	17,165	5,894	10.43%	221.60%
3.	1475 Whalley Ave	New Haven	CT	New Haven	06515-1155	20,611	13,544	8,092	52.18%	154.71%
4.	24 Washington Ave	North Haven	CT	New Haven	06473-2309	20,610	16,019	NA	28.66%	NA
	Total - Bank of Southern Connecticut					118,232	89,641	52,947

	Total - Combined Entity (14 Branches)					499,473	433,093	255,369

Source: SNL Financial

Conversion Valuation Appraisal Report	Page: 5

HISTORY AND OVERVIEW

NAUGATUCK VALLEY FINANCIAL

Naugatuck Valley Financial was organized on September 30, 2004 under the laws of the United States to be a holding company for Naugatuck Valley Savings and Loan, a stock savings bank also organized under the laws of the United States in connection with Naugatuck Valley Savings and Loan’s conversion from the mutual to the mutual holding company form of organization. On September 30, 2004, Naugatuck Valley Financial completed its initial public offering in which it sold 3,269,881 shares, or 43.0%, of its common stock to the public, including 298,091 shares to the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan. An additional 4,182,407 shares, or 55.0% of Naugatuck Valley Financial’s outstanding stock, were issued to Naugatuck Valley Mutual Holding Company, Naugatuck Valley Financial’s federally chartered mutual holding company. Additionally, Naugatuck Valley Financial contributed 152,087 shares, or 2.0% of its outstanding common stock, to the Naugatuck Valley Savings and Loan Charitable Foundation.

Naugatuck Valley Financial’s business activities consist of the ownership of Naugatuck Valley Savings and Loan’s capital stock and the management of the offering proceeds it retained. Naugatuck Valley Financial does not own or lease any property. Instead, it uses the premises, equipment and other property of Naugatuck Valley Savings and Loan. Accordingly, the information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Naugatuck Valley Savings and Loan. As a federally chartered savings and loan holding company, Naugatuck Valley Financial is subject to the regulation of the Office of Thrift Supervision.

Naugatuck Valley Savings and Loan operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its market areas. Naugatuck Valley Savings and Loan attracts deposits from the general public and uses those funds to originate one- to four-family real estate, multi-family and commercial real estate, construction, commercial and consumer loans, which Naugatuck Valley Savings and Loan generally holds for investment. Naugatuck Valley Savings and Loan also maintains an investment portfolio. Naugatuck Valley Savings and Loan is regulated by the Office of Thrift Supervision and its deposits are insured up to applicable legal limits under the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation. Naugatuck Valley Savings and Loan is also a member of the Federal Home Loan Bank of Boston.

Conversion Valuation Appraisal Report	Page: 6

SOUTHERN CONNECTICUT BANCORP

Southern Connecticut Bancorp (“the Target”) is a bank holding company headquartered in New Haven, Connecticut that was incorporated on November 8, 2000. Southern Connecticut Bancorp’s strategic objective is to serve as a bank holding company for a community-based commercial bank and a mortgage broker serving primarily New Haven County (the “Greater New Haven Market”). Southern Connecticut Bancorp owns 100% of the capital stock of The Bank of Southern Connecticut, a Connecticut-chartered bank with its headquarters in New Haven, Connecticut, and 100% of the capital stock of SCB Capital Inc., operating under the name “Evergreen Financial Services” (“Evergreen”), which is licensed by the State of Connecticut Department of Banking to operate a mortgage brokerage business and also operates from Southern Connecticut Bancorp’s headquarters in New Haven, Connecticut. Southern Connecticut Bancorp and its subsidiaries focus on meeting the financial services needs of consumers and small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Greater New Haven Market.

The Bank of Southern Connecticut operates branches at four locations, including downtown New Haven, the Amity/Westville section of New Haven, Branford and North Haven. The Bank of Southern Connecticut’s branches have a consistent, attractive appearance. Each location has an open lobby, comfortable waiting area, offices for the branch manager and a loan officer, and a conference room. The design of the branches complements the business development strategy of The Bank of Southern Connecticut, affording an appropriate space to deliver personalized banking services in professional, confidential surroundings.

The Bank of Southern Connecticut focuses on serving the banking needs of small to medium-sized businesses, professionals and professional corporations, and their owners and employees in the Greater New Haven Market. The Bank of Southern Connecticut’s target commercial customer has between $1.0 and $30.0 million in revenues, 15 to 150 employees, and borrowing needs of up to $3.0 million. The primary focus on this commercial market makes The Bank of Southern Connecticut uniquely qualified to move deftly in responding to the needs of its clients. The Bank of Southern Connecticut has been successful in winning business by offering a combination of competitive pricing for its services, quick decision making processes and a high level of personalized, “high touch” customer service.

Conversion Valuation Appraisal Report	Page: 7

STRATEGIC DIRECTION

The Bank’s business strategy is to grow and improve profitability by:

•	Maintaining capital at “well capitalized” levels;

•	Maintaining high levels of asset quality;

•	Maintaining a well diversified loan portfolio;

•	Improving the efficiency ratio;

•	Managing interest rate risk;

•	Expanding the franchise and footprint through acquisition opportunities and the opening of additional branch offices;

•	Developing secondary market capabilities; and

•	Maintaining multiple sources of liquidity.

Conversion Valuation Appraisal Report	Page: 8

BALANCE SHEET TRENDS

The Bank’s balance sheet increased by $58.5 million between December 31, 2005 and December 31, 2006, by $48.7 million between December 31, 2006 and December 31, 2007, by $72.9 million from December 31, 2007 to December 31, 2008 and by $21.3 million between December 31, 2008 and December 31, 2009. For the three months ended March 31, 2010, the Bank’s balance sheet increased $7.2 million.

Equity was $50.7 million as of March 31, 2010 and the equity to assets ratio was 8.99% at March 31, 2010.

The Target’s balance sheet increased by $35.7 million between December 31, 2005 and December 31, 2006 and by $6.3 million between December 31, 2006 and December 31, 2007. From December 31, 2007 to December 31, 2008 the balance sheet decreased $15.6 million. From December 31, 2008 and December 31, 2009 the Target increased total assets $20.7 million. For the three months ended March 31, 2010, the Bank’s balance sheet increased $99 thousand.

Equity was $15.7 million as of March 31, 2010 and the equity to assets ratio was 11.54% at March 31, 2010.

Conversion Valuation Appraisal Report	Page: 9

FIGURE 2 - ASSET AND RETAINED EARNINGS CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 10

The following tables set forth certain information concerning the financial position of the Bank and the Target at the dates indicated.

FIGURE 3 - KEY BALANCE SHEET DATA

Naugatuck Valley Financial

	At March 31,	At December 31,
Selected Financial Condition (in thousands)	2010	2009	2008	2007	2006	2005

Total assets	$564,215	$556,955	$535,386	$462,527	$413,855	$355,346
Securities held-to-maturity	1,373	1,451	—	1,190	2,531	5,002
Securities available-for-sale	40,432	37,623	63,844	65,264	67,736	58,047
Loans receivable, net	480,841	473,304	431,976	359,831	308,376	259,427
Cash and cash equivalents	9,263	12,146	8,247	8,370	7,942	8,951
Deposits	388,077	380,931	363,026	321,398	289,198	240,846
Borrowed Funds	120,933	118,984	119,148	85,107	68,488	57,059
Total capital	50,710	50,308	45,589	50,457	51,084	50,964

Southern Connecticut Bancorp

	At March 31,	At December 31,
Selected Financial Condition (in thousands)	2010	2009	2008	2007	2006	2005

Total assets	$135,709	$135,610	$114,917	$130,564	$124,263	$88,574
Securities held-to-maturity	—	—	—	—	—	—
Securities available-for-sale	2,735	2,220	5,130	5,266	8,055	9,973
Loans receivable, net	113,217	109,865	89,241	85,995	75,306	55,882
Cash and cash equivalents	2,860	2,542	5,267	3,891	5,821	967
Deposits	117,687	117,556	93,970	107,422	101,274	65,280
Borrowed Funds	1,382	1,470	1,395	1,730	2,072	2,553
Total capital	15,664	15,633	18,541	20,084	20,332	20,297

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 11

FIGURE 4 - KEY RATIOS

Naugatuck Valley Financial

	At March 31,	At December 31,
	2010	2009	2008	2007	2006	2005

Performance Ratios:
Return on average assets	0.22%	0.37%	-0.06%	0.33%	0.38%	0.62%
Return on average equity	2.45%	4.10%	-0.64%	2.77%	2.79%	3.66%
Interest rate spread (1)	3.38%	3.00%	2.88%	2.76%	3.07%	3.68%
Net interest margin (2)	3.45%	3.09%	3.02%	2.95%	3.26%	3.87%
Noninterest expense to average assets	2.75%	2.68%	2.66%	2.86%	3.03%	3.27%
Efficiency ratio (3)	75.43%	78.43%	101.28%	87.18%	85.93%	80.61%
Average int-earning assets to average int-bearing liabilities	103.54%	103.77%	104.46%	105.65%	107.18%	111.20%
Average equity to average assets	9.16%	8.97%	9.71%	11.80%	13.65%	16.87%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.99%	0.84%	0.66%	0.60%	0.67%	0.72%
Allowance for loan losses as a percent of nonperforming loans
	43.00%	66.60%	107.13%	222.99%	103.03%	638.78%
Net charge-offs to average outstanding loans during the period	0.00%	0.00%	-0.01%	0.02%	0.00%	0.01%
Nonperforming loans as a percent of total loans	2.30%	1.26%	0.62%	0.27%	0.65%	0.11%
Nonperforming assets as a percent of total assets	2.00%	1.10%	0.50%	0.21%	0.49%	0.10%

Capital Ratios:
Total equity to total assets	8.99%	9.03%	8.52%	10.91%	12.34%	14.34%
Tier 1 capital (to adjusted assets) (4)	7.74%	7.76%	7.58%	8.81%	9.53%	11.42%
Tier 1 capital (to risk-weighted assets) (4)	10.08%	10.16%	10.36%	12.22%	13.56%	17.07%
Total capital (to risk-weighted assets) (4)	11.19%	11.10%	11.09%	12.88%	14.29%	17.88%

Other Data:
Deposit accounts	30,883	30,712	30,721	29,489	27,385	25,592
Offices	10	10	10	9	9	6

Southern Connecticut Bancorp

	At March 31,	At December 31,
	2010	2009	2008	2007	2006	2005
Performance Ratios:
Return on average assets	0.05%	-2.24%	0.12%	-0.45%	-0.12%	-0.33%
Return on average equity	0.46%	-17.50%	0.68%	-2.80%	-0.58%	-1.38%
Interest rate spread (1)	3.42%	2.68%	3.31%	3.51%	3.81%	4.04%
Net interest margin (2)	4.07%	3.45%	4.46%	4.89%	5.27%	5.02%
Noninterest expense to average assets	4.42%	4.46%	5.28%	5.28%	5.57%	5.53%
Efficiency ratio (3)	101.08%	118.74%	94.40%	100.54%	97.62%	101.33%
Average int-earning assets to average int-bearing	143.93%	144.11%	155.03%	148.32%	160.56%	168.28%
Average equity to average assets	11.59%	12.79%	17.05%	15.99%	20.46%	23.66%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	2.36%	2.46%	1.31%	1.43%	1.39%	1.37%
Allowance for loan losses as a percent of nonperforming loans	45.03%	47.36%	99.44%	100.08%	351.99%	134.37%
Net charge-offs to average outstanding loans during the	0.00%	0.42%	0.36%	0.41%	0.05%	0.35%
Nonperforming loans as a percent of total loans	5.24%	5.19%	1.40%	1.43%	0.39%	1.02%
Nonperforming assets as a percent of total assets	4.49%	4.31%	1.10%	0.96%	0.24%	0.65%

Capital Ratios:
Total equity to total assets	11.54%	11.56%	16.13%	15.38%	16.36%	22.92%
Tier 1 capital (to adjusted assets) (4)	11.53%	11.24%	15.64%	15.08%	17.56%	24.17%
Tier 1 capital (to risk-weighted assets) (4)	12.31%	11.99%	17.13%	18.80%	21.80%	29.17%
Total capital (to risk-weighted assets) (4)	13.57%	13.25%	18.46%	19.97%	22.96%	30.30%

Other Data:
Deposit accounts	3,294	3,727	3,647	3,657	3,181	2,063
Offices	4	4	4	5	5	4

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 12

LOAN PORTFOLIO

The Bank’s loan portfolio has increased by $48.9 million from December 31, 2005 to December 31, 2006, by $51.5 million from December 31, 2006 to December 31, 2007, by $72.1 million from December 31, 2007 to December 31, 2008 and by $41.3 million from December 31, 2008 to December 31, 2009. The Bank increased net loans by $7.5 million from December 31, 2009 to March 31, 2010. As a percent of assets, the loan portfolio has increased from 73.01% to 85.22% between December 31, 2005 and March 31, 2010, respectively.

The Target’s loan portfolio has increased by $19.4 million from December 31, 2005 to December 31, 2006, by $10.7 million from December 31, 2006 to December 31, 2007, by $3.2 million from December 31, 2007 to December 31, 2008 and by $20.6 million from December 31, 2008 to December 31, 2009. The Target increased net loans by $3.4 million from December 31, 2009 to March 31, 2010. As a percent of assets, the loan portfolio has increased from 63.09% to 83.43% between December 31, 2005 and March 31, 2010, respectively.

Conversion Valuation Appraisal Report	Page: 13

FIGURE 5 - NET LOANS RECEIVABLE CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 14

Since December 31, 2005, the Bank’s loan portfolio composition has shifted toward multi-family and commercial real estate and commercial loans and has shifted away from one-to-four-family residential real estate and home equity loans.

FIGURE 6 - LOAN MIX AS OF MARCH 31, 2010

Naugatuck Valley Financial

	At March 31,		At December 31,
($000s)	2010		2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One-to four-family	$230,913	47.24%	$229,693	47.74%	$216,201	49.51%	$193,787	53.24%	$179,374	57.27%	$156,900	59.44%
Multi-family and commercial	153,159	31.33%	134,931	28.05%	106,028	24.28%	70,051	19.25%	45,879	14.65%	33,608	12.73%
Construction	35,318	7.23%	46,298	9.62%	50,596	11.59%	41,041	11.27%	30,124	9.62%	24,943	9.45%

Total real estate loans	419,390	85.80%	410,922	85.41%	372,825	85.38%	304,879	83.76%	255,377	81.54%	215,451	81.62%

Consumer loans:
Savings accounts	2,585	0.53%	1,113	0.23%	1,093	0.25%	1,272	0.35%	634	0.20%	785	0.30%
Personal	207	0.04%	256	0.05%	262	0.06%	302	0.08%	275	0.09%	212	0.08%
Automobile	203	0.04%	230	0.05%	271	0.06%	327	0.09%	186	0.06%	160	0.06%
Home equity	36,161	7.40%	37,276	7.75%	39,655	9.08%	40,517	11.13%	43,220	13.80%	37,628	14.25%

Total consumer loans	39,156	8.01%	38,875	8.08%	41,281	9.45%	42,418	11.65%	44,315	14.15%	38,785	14.69%

Commercial and industrial	30,278	6.19%	31,325	6.51%	22,567	5.17%	16,690	4.59%	13,508	4.31%	9,728	3.69%

Total loans	488,824	100%	481,122	100%	436,673	100%	363,987	100%	313,200	100%	263,964	100%
Less:
Deferred loan origination costs (fees), net	(501)		(486)		(529)		(461)		(410)		(401)
Allowance for loan losses	(4,795)		(3,996)		(2,869)		(2,163)		(2,071)		(1,878)
Undisbursed construction loans	(2,687)		(3,336)		(1,299)		(1,532)		(2,343)		(2,258)

Net loans	$480,841		$473,304		$431,976		$359,831		$308,376		$259,427

Southern Connecticut Bancorp

($000s)	At March 31, 2010		At December 31, 2009
	Amount	Percent	Amount	Percent
Commercial loans secured by RE	$64,811	55.83%	$63,837	56.60%
Commercial loans	46,363	39.94%	43,893	38.92%
Construction loans	4,543	3.91%	4,608	4.09%
Consumer installment loans	367	0.32%	449	0.40%

Total Loans	$116,084	100.00%	$112,786	100.00%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 15

The two large components in the Bank’s loan portfolio are 1-4 family residential loans, which account for 47.24% of the portfolio mix at March 31, 2010, and multi-family and commercial real estate loans, which account for 31.33% of the portfolio mix at March 31, 2010.

The Target’s loan portfolio was heavily weighted in loans secured by commercial real estate as well as a moderate concentration in commercial and industrial loans at March 31, 2010.

FIGURE 7 - LOAN MIX AT MARCH 31, 2010

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 16

INVESTMENTS

The Bank’s investment portfolio decreased $21.2 million between December 31, 2005 and March 31, 2010. The Target’s investment portfolio decreased $7.2 million between December 31, 2005 and March 31, 2010.

Conversion Valuation Appraisal Report	Page: 17

FIGURE 8 - SECURITIES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 18

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The following table sets forth the amortized cost and fair values of the Bank’s securities portfolio at the dates indicated. All of the securities were classified as available-for-sale at the dates indicated. The portfolio is predominately agency sponsored MBS.

FIGURE 9 - INVESTMENT MIX

Naugatuck Valley Financial

	At March 31, 2010		At December 31,
			2009		2008		2007
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale Securities
U.S. Government and agency obligations	$1,527	$1,587	$1,529	$1,583	$1,537	$1,604	$2,749	$2,744
Mortgage-backed securities	26,176	27,216	23,561	24,500	42,297	43,030	31,352	31,261
Collateralized mortgage obligations	3,125	3,028	3,091	3,000	3,339	3,183	3,547	3,494
Municipal obligations	—	—	—	—	8,888	8,993	14,092	14,075
Money market preferred obligations	8,200	7,868	8,200	7,880	9,273	6,744	12,700	12,700
Corporate obligations	1,000	733	1,000	660	1,000	290	1,000	990

Held-to-maturity securities:
U.S. Government and agency obligations	1,373	1,398	1,451	1,475	—	—	1,000	998
Interest-bearing balances	—	—	—	—	—	—	190	190

Total	$41,401	$41,830	$38,832	$39,098	$66,334	$63,844	$66,630	$66,452

Southern Connecticut Bancorp

At March 31, 2010
($000s)	Amortized Cost
U.S. Government sponsored agency obligations	$956
U.S. Treasury bills	1,700
Mortgage-backed securities	80

Total	$2,735

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 19

ASSET QUALITY

The Bank’s nonperforming assets increased to $11.3 million at March 31, 2010 from $341 thousand at December 31, 2005. The Bank’s nonperforming asset to total assets ratio increased from 0.10% at December 31, 2005 to 2.00% at March 31, 2009.

The Target’s nonperforming asset to total assets ratio increased from 0.65% at December 31, 2005 to 4.47% at March 31, 2009.

Conversion Valuation Appraisal Report	Page: 20

FIGURE 10 - ASSET QUALITY CHART

Naugatuck Valley Financial

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 21

At March 31, 2010, the Bank’s nonperforming loans to total loan ratio was 2.30% and the nonperforming assets to total assets ratio was 2.00%. The largest increases in the portfolio were multi-family and commercial real estate. Nonperforming one-to-four-family real estate loans increased by $422 thousand from December 31, 2009 to March 31, 2010. Nonperforming multi-family and commercial real estate increased by $3.7 million from December 31, 2009 to March 31, 2010. Nonperforming construction loans increased $25 thousand from December 31, 2009 to March 31 2010.

FIGURE 11 - NONPERFORMING LOANS

Naugatuck Valley Financial

	March 31, 2010	At December 31,
($000s)		2009	2008	2007	2006	2005
Nonaccrual loans:
One- to four-family	$2,248	$1,826	$1,100	$422	$423	$165
Construction	4,331	1,250	370	—	1,036	—
Multi-family and commercial real estate	2,734	2,114	1,001	356	352	120
Commercial business	477	452	142	144	142	9
Consumer	170	358	65	48	57	—

Total non performing loans	9,960	6,000	2,678	970	2,010	294

Troubled debt restructurings	1,190	—	—	—	—	—

Foreclosed real estate	120	140	—	—	—	47

Total nonperforming assets	$11,270	$6,140	$2,678	$970	$2,010	$341

Total nonperforming loans to total loans	2.30%	1.26%	0.62%	0.27%	0.65%	0.11%
Total nonperforming loans to total assets	1.98%	1.08%	0.50%	0.21%	0.49%	0.08%
Total nonperforming assets to total assets	2.00%	1.10%	0.50%	0.21%	0.49%	0.10%

Southern Connecticut Bancorp

	March 31, 2010	At December 31,
($000s)		2009	2008
Non-accrual loans	$5,713	$5,363	$882

Accruing loans contractually past due 90 days or more
Loans past due 90 days or more and still accruing	211	484	196
Matured loans pending renewal and still accruing	146	—	189

Total	$358	$484	$384

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 22

FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 23

FUNDING COMPOSITION

The Bank experienced deposit growth of $147.2 million between December 31, 2005 and March 31, 2010 as deposits increased from $240.8 million to $388.1 million. Borrowings trended upward between December 31, 2005 and March 31, 2010 as well, due to the Bank implementing leverage strategies. As of March 31, 2009, the Bank had outstanding borrowings of $120.3 million.

The Target’s deposits fluctuated from December 31, 2005 through March 31, 2010, increasing a total of $52.3 over the time period from $65.3 to a total of $117.7. Borrowing levels trended downward, decreasing $1.2 million from $2.6 million to $1.4 million.

Conversion Valuation Appraisal Report	Page: 24

FIGURE 13 - DEPOSIT AND BORROWING TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 25

The following chart illustrates the Bank’s deposit mix as of March 31, 2010. The two largest components of the deposit mix are certificates of deposit and savings accounts.

FIGURE 14 - DEPOSIT MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 26

ASSET/LIABILITY MANAGEMENT

The following table, which is based on information that the Bank provided to the Office of Thrift Supervision, presents the change in the net portfolio value of the Bank at March 31, 2010 (the latest date for which the information is available) that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that the Bank might take to counteract that change. The Bank’s interest rate risk position is considered to be “Minimum Risk” according to TB-13a.

FIGURE 15 - INTEREST RATE RISK

Naugatuck Valley Financial

	Net Portfolio Value			Portfolio Value of Assets
Basis point (“bp”) Change in rates	Amount	Change	% Change	NPV Ratio	Change (bp)
		($000s)
300	$36,150	(22,289)	-38.14%	6.58%	(338)
200	44,660	(13,779)	-23.58%	7.93%	(203)
100	52,573	(5,866)	-10.04%	9.13%	(83)
50	55,902	(2,537)	-4.34%	9.61%	(35)
0	58,439	—	0.00%	9.96%	—
-50	59,677	1,238	2.12%	10.10%	14
-100	59,827	1,388	2.38%	10.08%	12

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 27

NET WORTH AND CAPITAL

At March 31, 2010 the Bank and the Target had capital in excess of the minimum requirements for all capital ratios.

FIGURE 16 - CAPITAL ANALYSIS

Naugatuck Valley Financial

	Naugatuck Valley Financial Corporation (MHC)		Naugatuck Valley Savings & Loan (MHC)
March 31, 2010	Actual	Capital Adequacy Target Ratio	Actual	Capital Adequacy Target Ratio
Total Capital to Risk Weighted Assets	NA	8.00%	11.19%	8.00%
Tier 1 Capital to Risk Weighted Assets	NA	4.00%	10.08%	4.00%
Tier 1 (leverage) Capital Ratio to Average Assets	NA	4.00%	7.74%	4.00%

Southern Connecticut Bancorp

	Southern Connecticut Bancorp		The Bank of Southern Connecticut
March 31, 2010	Actual	Capital Adequacy Target Ratio	Actual	Capital Adequacy Target Ratio
Total Capital to Risk Weighted Assets	13.57%	8.00%	12.73%	8.00%
Tier 1 Capital to Risk Weighted Assets	12.31%	4.00%	11.47%	4.00%
Tier 1 (leverage) Capital Ratio to Average Assets	11.53%	4.00%	10.75%	4.00%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 28

PROFITABILITY TRENDS

Net income trended downward between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2008. For the twelve months ended December 31, 2009, the Bank achieved $2.0 million in net income, which represents an increase over the twelve months ended December 31, 2005. In the first three months of 2010, the Bank achieved $314 thousand in net income.

The Target’s net income has been historically negative and it achieved modest profitability only once from December 31, 2005 to December 2009. In the first three months of 2010, the Target achieved $18 thousand of net income.

Conversion Valuation Appraisal Report	Page: 29

FIGURE 17 - NET INCOME CHART

Naugatuck Valley Financial
Twelve Months Ended
Three Months Ended
Net income (loss) ($000s)
$2,500
$2,000
$1,500
$1,000
$500
$0
($500)
$1,905
$1,448
$1,420
$(312)
$1,993
$314
12/31/2005
12/31/2006
12/31/2007
12/31/2008
12/31/2009
3/31/2010

Southern Connecticut Bancorp
Twelve Months Ended
Three Months Ended
Net income (loss) ($000s)
$1,000
$500
$0
($500)
($1,000)
($1,500)
($2,000)
($2,500)
($3,000)
($3,500)
$(278)
$(118)
$(574)
$134
$(2,907)
$18
12/31/2005
12/31/2006
12/31/2007
12/31/2008
12/31/2009
3/31/2010

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 30

The net interest spread and margin increased between the three months ended March 31, 2009 and the three months ended March 31, 2010. The increase was primarily attributable to the cost of funds decreasing at a faster rate compared to the yield on earning assets.

FIGURE 18 - AVERAGE YIELDS AND COSTS

Naugatuck Valley Financial

	Three Months Ended March 31,
	2010			2009
Dollars in thousands	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans	$475,011	$6,684	5.63%	$434,724	$6,378	5.87%
Fed Funds sold	4,128	1	0.10%	11,444	3	0.10%
Investment securities	39,873	458	4.59%	59,580	707	4.75%
Federal Home Loan Bank stock	6,252	—	0.00%	6,252	—	0.00%

Total interest-earning assets	525,264	7,143	5.44%	512,000	7,088	5.54%
Noninterest-earning assets	35,369			30,706

Total assets	$560,633			$542,706

Interest-bearing liabilities:
Certificate accounts	$233,657	$1,658	2.84%	240,824	$2,096	3.48%
Regular savings accounts and escrow	68,421	85	0.50%	53,515	96	0.72%
Checking and NOW accounts	56,269	11	0.08%	57,643	12	0.08%
Money market savings accounts	25,881	57	0.88%	25,137	96	1.53%

Total interest-bearing deposits	384,228	1,811	1.89%	377,119	2,300	2.44%

FHLB advances	109,895	772	2.81%	115,332	1,105	3.83%
Other borrowings	13,170	32	0.97%	1,784	10	2.24%

Total interest-bearing liabilities	507,293	2,615	2.06%	494,235	3,415	2.76%

Noninterest-bearing liabilities	1,999			1,898

Total liabilities	509,292			496,133

Stockholders’ equity	51,341			46,573

Total liabilities and stockholders’ equity	$560,633			$542,706

Net interest income		$4,528			$3,673
Interest rate spread			3.38%			2.77%
Net interest margin			3.45%			2.87%
Average interest-earning assets to average interest-bearing liabilities			103.54%			103.59%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 31

Southern Connecticut Bancorp

	Three Months Ended March 31,
	2010			2009
Dollars in thousands	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans (1)(2)	$115,179	$1,741	6.13%	$89,799	$1,458	6.58%
Short-term and other investments	11,659	23	0.80%	11,433	48	1.70%
Investments	2,718	7	1.04%	5,151	59	4.65%
Federal funds sold	—	—	0.00%

Total interest-earning assets	129,556	1,771	5.54%	106,383	1,565	5.97%

Cash and due from banks	3,811			4,149
Premises and equipment, net	2,460			2,727
Allowance for loan losses	(2,774)			(1,232)
Other	2,768			2,237

Total Non interest-earning assets	6,265			7,881

Total assets	$135,821			$114,264

Interest-bearing liabilities:
Time certificates	$51,586	$331	2.60%	$35,690	$300	3.41%
Savings deposits	2,377	4	0.68%	1,478	5	1.37%
Money market/checking deposits	33,534	90	1.09%	32,054	144	1.82%
Capital lease obligations	1,175	44	15.19%	1,180	44	15.12%
Repurchase agreements	1,343	2	0.60%	450	1	0.90%

Total interest bearing liabilities	90,015	471	2.12%	70,852	494	2.83%

Non-interest bearing deposits	29,115			23,942
Accrued expenses and other liabilities	945			1,016

Total Noninterest-bearing liabilities	30,060			24,958

Total liabilities	120,075			95,810

Stockholders’ equity	15,746			18,454

Total liabilities and stockholders’ equity	$135,821			$114,264

Net interest income		$1,300			$1,071
Interest rate spread			3.42%			3.14%
Net interest margin			4.07%			4.08%
Average interest-earning assets to average interest-bearing liabilities			143.93%			150.15%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 32

The Banks’ spread and margin trended downward between December 31, 2005 and December 31, 2007, however from December 31, 2008 through March 31, 2010, the Bank’s spread and margin increased as rates decreased. The Target’s spread and margin decreased from December 31, 2005 to December 31, 2009 but increased in the first quarter of 2010.

Conversion Valuation Appraisal Report	Page: 33

FIGURE 19 - SPREAD AND MARGIN CHART

Naugatuck Valley Financial

5.00%
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
Twelve Months Ended
Three Months Ended
3.87%
3.68%
3.26%
3.07%
2.95%
2.76%
3.02%
2.88%
3.09%
3.00%
3.45%
3.38%
12/31/2005
12/31/2006
12/31/2007
12/31/2008
12/31/2009
3/31/2010
Spread
Margin

Southern Connecticut Bancorp

6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
Twelve Months Ended
Three Months Ended
5.02%
4.04%
5.27%
3.81%
4.89%
3.51%
4.46%
3.31%
3.45%
2.68%
4.07%
3.42%
12/31/2005
12/31/2006
12/31/2007
12/31/2008
12/31/2009
3/31/2010
Spread
Margin

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 34

FIGURE 20 - INCOME STATEMENT TRENDS

Naugatuck Valley Financial

	For the Twelve Months Ended March 31,		For the Twelve Months Ended December 31,
Selected Financial Condition ($000s)	2010	2009	2009	2008	2007	2006	2005
Interest income	$7,143	$7,088	$28,291	$28,203	$25,030	$20,750	$15,908
Interest expense	2,615	3,415	12,537	13,904	13,174	9,350	4,941

Net interest income	4,528	3,673	15,754	14,299	11,856	11,400	10,967
Provision (credit) for loan losses	809	285	1,144	675	151	192	32
Net interest income after provision (credit) for loan losses	3,719	3,388	14,610	13,624	11,705	11,208	10,935
Noninterest income	571	706	2,742	(1,048)	2,354	1,948	1,517
Noninterest expense	3,854	3,598	14,541	13,454	12,422	11,504	10,097

(Loss) income before income tax (benefit) expense	436	496	2,811	(878)	1,637	1,652	2,355
Income tax (benefit) expense	122	127	818	(566)	217	204	450

Net (loss) income (1)	$314	$369	$1,993	$(312)	$1,420	$1,448	$1,905

Southern Connecticut Bancorp

	For the Twelve Months Ended March 31,		For the Twelve Months Ended December 31,
Selected Financial Condition ($000s)	2010	2009	2009	2008	2007	2006	2005
Interest income	$1,771	$1,565	$6,426	$7,000	$9,143	$7,080	$5,179
Interest expense	471	494	2,172	2,240	3,378	2,223	1,152

Net interest income	1,300	1,071	4,254	4,760	5,765	4,857	4,027
Provision (credit) for loan losses	(34)	2,146	1,992	226	538	253	216
Net interest income after provision (credit) for loan losses	1,334	(1,075)	2,262	4,534	5,227	4,604	3,811
Noninterest income	184	163	629	1,667	960	804	630
Noninterest expense	1,500	1,396	5,798	6,067	6,761	5,526	4,719

(Loss) income before income tax (benefit) expense	18	(2,308)	(2,907)	134	(574)	(118)	(278)
Income tax (benefit) expense	—	—	—	—	—	—	—

Net (loss) income (1)	$18	$(2,308)	$(2,907)	134	$(574)	$(118)	$(278)

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 35

LEGAL PROCEEDINGS

Periodically, there have been various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank hold security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank’s business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, results of operations or cash flows.

SUBSIDIARIES

Naugatuck Valley Savings and Loan is the wholly-owned subsidiary of Naugatuck Financial Corporation.

Bank of Southern Connecticut is the wholly-owned subsidiary of Southern Connecticut Bancorp.

Conversion Valuation Appraisal Report	Page: 36

2.	Market Area Analysis

Connecticut Market Area:

The Bank is headquartered in Naugatuck, Connecticut, which is located in southwestern Connecticut approximately six miles south of Waterbury and 26 miles north of Bridgeport. In addition to its main office, it operates nine branch offices in the greater Naugatuck Valley market which is considered the Bank’s market area. The greater Naugatuck Valley market encompasses the communities in the central and lower Naugatuck Valley regions in New Haven County, where the main office and eight of its branch offices are located, and Fairfield County, where one of its branch offices is located. The economy in the market area is primarily oriented to the service, retail, construction, and manufacturing industries.

The Target serves the Greater New Haven Market, which is comprised of the communities located in and around New Haven County in Southern Central Connecticut. The Greater New Haven Market is located in the center of, and is a critical component of, the commercial activity of the northeast corridor in New England. The market focus resides in the busy transportation and commercial area between New York City to the south, Hartford to the north, Providence to the east, and Boston to the northeast. The diversified economic base of this market region includes pharmaceutical, advanced manufacturing, healthcare, defense, technology, service and energy companies. The region is also one of New England’s most popular tourist destinations, featuring popular shoreline and heritage sites. In addition, Southern Connecticut Bancorp’s headquarters is located in downtown New Haven, in the area of Yale University’s campus.

Conversion Valuation Appraisal Report	Page: 37

The following tables provide deposit and demographic data for the Bank’s market area.

FIGURE 21 - DEPOSIT AND DEMOGRAPHIC DATA FOR NEW HAVEN, CT

Demographic Summary: New Haven, CT

	Base 2000	Current 2009	Projected 2014	% Change 2000 - 2009	% Change 2009 - 2014
Total Population (actual)	824,008	848,827	857,643	3.01	1.04
0-14 Age Group (%)	20.55	19.05	18.85	(4.48)	(0.03)
15-34 Age Group (%)	26.24	25.78	26.41	1.22	3.51
35-54 Age Group (%)	30.02	28.84	26.20	(1.05)	(8.22)
55-69 Age Group (%)	12.11	15.65	17.64	33.10	13.86
70+ Age Group (%)	11.08	10.68	10.91	(0.73)	3.20
Median Age (actual)	37.00	39.10	39.20	5.68	0.26

Total Households (actual)	319,040	329,253	333,263	3.20	1.22
< $25K Households (%)	25.33	18.98	17.24	(22.67)	(8.06)
$25-49K Households (%)	25.67	20.72	20.65	(16.70)	0.90
$50-99K Households (%)	33.22	38.37	40.70	19.20	7.35
$100K+ Households (%)	15.78	21.93	21.41	43.40	(1.19)

Average Household Income ($)	62,220	77,965	80,512	25.31	3.27
Median Household Income ($)	48,834	62,319	66,012	27.61	5.93
Per Capita Income ($)	24,439	30,751	31,856	25.83	3.59

Source: SNL Financial & ESRI

FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR FAIRFIELD, CT

Demographic Summary: Fairfield, CT

	Base 2000	Current 2009	Projected 2014	% Change 2000 - 2009	% Change 2009 - 2014
Total Population (actual)	882,567	908,106	914,371	2.89	0.69
0-14 Age Group (%)	21.92	21.49	20.73	0.88	(2.92)
15-34 Age Group (%)	24.04	23.05	24.34	(1.32)	6.33
35-54 Age Group (%)	31.52	30.56	27.50	(0.23)	(9.40)
55-69 Age Group (%)	12.74	15.21	17.26	22.85	14.23
70+ Age Group (%)	9.78	9.68	10.17	1.84	5.82
Median Age (actual)	37.30	39.20	39.70	5.09	1.28

Total Households (actual)	324,232	331,823	333,893	2.34	0.62
< $25K Households (%)	17.98	12.88	11.70	(26.70)	(8.57)
$25-49K Households (%)	20.64	15.20	15.55	(24.64)	2.92
$50-99K Households (%)	30.35	28.31	26.37	(4.53)	(6.28)
$100K+ Households (%)	31.03	43.61	46.38	43.84	7.02

Average Household Income ($)	103,255	128,398	136,054	24.35	5.96
Median Household Income ($)	64,876	87,897	92,333	35.48	5.05
Per Capita Income ($)	38,350	47,227	50,031	23.15	5.94

Source: SNL Financial & ESRI

Conversion Valuation Appraisal Report	Page: 38

3.	Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded thrifts. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate aggregate adjustment for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

As of the date of this appraisal, there are a total of 256 thrifts that trade on public exchanges or are private companies. There are 144 traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, (defined as the NYSE, NASDAQ or AMEX) since these companies tend to trade regularly. FinPro believes that thrifts that trade over-the-counter, as pink sheets, or private companies are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value.

Institutions that were structured as Mutual Holding Companies (MHC’s) were eliminated. 38 institutions were eliminated due to the MHC structure, leaving 106 remaining institutions.

Institutions outside of the New England region were eliminated. 90 institutions were eliminated due to being outside the target region.

Conversion Valuation Appraisal Report	Page: 39

Of the 16 remaining institutions, 6 institutions were eliminated due to their size. An institution was eliminated if total assets were below $450 million or above $1.6 billion.

The remaining 10 institutions were deemed acceptable Comparables.

Using the criteria established, the Comparable Group was created. It is important to note that none of the Comparables will be identical clones of the Bank, and as such, subjective adjustments will have to be made. A variance to the Comparable median was established for each data field.

FIGURE 23 - COMPARABLE GROUP

		Corporate
Ticker	Short Name	Exchange	City	State	Number of Offices	IPO Date
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	NASDAQ	Somerville	MA	11	10/24/1986
CBNK	Chicopee Bancorp, Inc.	NASDAQ	Chicopee	MA	8	07/20/2006
HBNK	Hampden Bancorp, Inc.	NASDAQ	Springfield	MA	9	01/17/2007
HIFS	Hingham Institution for Savings	NASDAQ	Hingham	MA	10	12/20/1988
LEGC	Legacy Bancorp, Inc.	NASDAQ	Pittsfield	MA	20	10/26/2005
LSBX	LSB Corporation	NASDAQ	North Andover	MA	8	05/02/1986
NHTB	New Hampshire Thrift Bancshares, Inc.	NASDAQ	Newport	NH	27	05/27/1986
NFSB	Newport Bancorp, Inc.	NASDAQ	Newport	RI	6	07/07/2006
UBNK	United Financial Bancorp, Inc.	NASDAQ	West Springfield	MA	24	12/04/2007
WFD	Westfield Financial, Inc.	NASDAQ	Westfield	MA	11	01/04/2007
	Average
	Median
	Maximum
	Minimum

	Pro-forma Results*				14

	Pro-forma Variance to the Comparable Median

NVSL	Naugatuck Valley Financial Corporation (MHC)	NASDAQ	Naugatuck	CT	10	10/1/2004
SSE	Southern Connecticut Bancorp, Inc.	NYSE Amex	New Haven	CT	4	7/6/2001

	NVSL Variance to the Comparable Median
	SSE Variance to the Comparable Median

* Does not include adjustments resulting from the Second Step Transaction

Conversion Valuation Appraisal Report	Page: 40

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1. Asset Size Ideally, the Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $456.6 million to $1.5 billion in total assets with a median of $872.6 million. The Bank’s pro forma asset size, prior to the capital raise, was $696.9 million as of March 31, 2010. At the pro forma midpoint of the offering range including the merger, the Bank is expected to have assets of $723.0 million.

2. Profitability The Comparable Group had a median core ROAA of 0.49% and a median core ROAE of 3.10% for the last twelve months. The pro forma Bank, prior to the capital raise, had a core ROAA of 0.23% and a core ROAE of 2.60% for the twelve months ended March 31, 2010. On a pro forma basis including the conversion, the Bank’s core ROAA and core ROAE are 0.20% and 1.67%, respectively.

3. Capital Level The Comparable Group had a median tangible equity to tangible assets ratio of 11.36% with a high of 20.47% and a low of 6.60%. At March 31, 2010, the pro forma Bank, prior to the capital raise, had a tangible equity to tangible assets ratio of 8.01%. At the midpoint of the conversion and including the merger, the Bank would have a pro forma tangible equity to tangible assets ratio of 11.35%.

4. Balance Sheet Mix At March 31, 2010, the pro forma Bank, prior to the capital raise, had a loan to asset ratio of 85.87%. The median loan to asset ratio for the Comparables was 72.48%, ranging from a low of 38.96% to a high of 85.08%. On the liability side, the pro forma Bank’s, prior to the capital raise, deposit to asset ratio was 72.72% at March 31, 2010 while the Comparable median was 67.15%, ranging from 55.12% to 74.88%. The pro forma Bank’s borrowing to asset ratio prior to the capital raise of 17.38% is slightly below the Comparable median of 20.36%.

5. Operating Strategy An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investors’ general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

Conversion Valuation Appraisal Report	Page: 41

6. Date of Conversion Recent conversions, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

The following table represents key financial indicators for the Bank and the Comparable Group.

Conversion Valuation Appraisal Report	Page: 42

FIGURE 24 - KEY FINANCIAL INDICATORS

	NVSL at or for the Twelve Months Ended 3/31/10	SSE at or for the Twelve Months Ended 3/31/10	Pro-forma* at or for the Twelve Months Ended 3/31/10	Comparable Group Median Last Twelve Months
Balance Sheet Data
Gross Loans to Deposits	125.14	98.52	118.08	105.78
Total Net Loans to Assets	86.07	85.44	85.87	72.48
Securities to Assets	8.52	2.06	7.31	20.55
Deposits to Assets	68.78	86.72	72.72	67.15
Borrowed Funds to Assets	21.43	1.02	17.38	20.36
Balance Sheet Growth
Asset Growth Rate	3.96	19.71	6.25	3.74
Loan Growth Rate	9.59	28.91	12.82	2.86
Deposit Growth Rate	2.20	24.57	6.86	7.52
Capital
Equity to Assets	8.99	11.54	8.65	11.91
Tangible Equity to Tangible Assets	8.98	11.54	8.01	11.36
Intangible Assets to Equity	0.15	—	0.70	—
Regulatory Core Capital to Assets	7.74	10.75	6.61	12.51
Equity + Reserves to Assets	9.84	13.56	9.34	12.71
Asset Quality
Non-Performing Loans to Loans	2.30	4.93	2.21	1.48
Reserves to Non-Performing Loans	43.00	47.86	36.20	62.82
Non-Performing Assets to Assets	2.00	4.21	1.92	1.28
Non-Performing Assets to Equity	22.22	36.47	22.16	11.22
Reserves to Loans	0.99	2.36	0.80	1.13
Reserves to Non-Performing Assets + 90 Days Del.	42.55	45.03	34.94	60.13
Profitability
Return on Average Assets	0.35	(0.43)	0.01	0.39
Return on Average Equity	3.94	(3.66)	0.10	2.35
Core Return on Average Assets	0.36	(0.43)	0.23	0.49
Core Return on Average Equity	4.02	(3.66)	2.60	3.10
Income Statement
Yield on Average Earning Assets	5.52	5.04	5.41	5.10
Cost of Average Interest Bearing Liabilities	2.37	1.64	2.10	2.64
Net Interest Spread	3.15	2.65	2.95	2.52
Net Interest Margin	3.24	3.40	3.31	3.22
Noninterest Income to Average Assets	0.44	0.46	0.48	0.48
Noninterest Expense to Average Assets	2.66	4.38	3.37	2.70
Efficiency Ratio	76.16	110.99	84.55	73.69
Overhead Ratio	72.74	112.52	97.57	69.71

*	Does not include adjustments resulting from the Second Step

Conversion Valuation Appraisal Report	Page: 43

	NVSL at or for the Twelve Months Ended 3/31/10	SSE at or for the Twelve Months Ended 3/31/10	Pro-forma* at or for the Twelve Months Ended 3/31/10	Comparable Group Median Last Twelve Months
Balance Sheet Data
Gross Loans to Deposits	125.14	98.52	118.08	105.78
Total Net Loans to Assets	86.07	85.44	85.87	72.48
Securities to Assets	8.52	2.06	7.31	20.55
Deposits to Assets	68.78	86.72	72.72	67.15
Borrowed Funds to Assets	21.43	1.02	17.38	20.36
Balance Sheet Growth
Asset Growth Rate	3.96	19.71	6.25	3.74
Loan Growth Rate	9.59	28.91	12.82	2.86
Deposit Growth Rate	2.20	24.57	6.86	7.52
Capital
Equity to Assets	8.99	11.54	8.65	11.91
Tangible Equity to Tangible Assets	8.98	11.54	8.01	11.36
Intangible Assets to Equity	0.15	—	0.70	—
Regulatory Core Capital to Assets	7.74	10.75	6.61	12.51
Equity + Reserves to Assets	9.84	13.56	9.34	12.71
Asset Quality
Non-Performing Loans to Loans	2.30	4.93	2.21	1.48
Reserves to Non-Performing Loans	43.00	47.86	36.20	62.82
Non-Performing Assets to Assets	2.00	4.21	1.92	1.28
Non-Performing Assets to Equity	22.22	36.47	22.16	11.22
Reserves to Loans	0.99	2.36	0.80	1.13
Reserves to Non-Performing Assets + 90 Days Del.	42.55	45.03	34.94	60.13
Profitability
Return on Average Assets	0.35	(0.43)	0.01	0.39
Return on Average Equity	3.94	(3.66)	0.10	2.35
Core Return on Average Assets	0.36	(0.43)	0.23	0.49
Core Return on Average Equity	4.02	(3.66)	2.60	3.10
Income Statement
Yield on Average Earning Assets	5.52	5.04	5.41	5.10
Cost of Average Interest Bearing Liabilities	2.37	1.64	2.10	2.64
Net Interest Spread	3.15	2.65	2.95	2.52
Net Interest Margin	3.24	3.40	3.31	3.22
Noninterest Income to Average Assets	0.44	0.46	0.48	0.48
Noninterest Expense to Average Assets	2.66	4.38	3.37	2.70
Efficiency Ratio	76.16	110.99	84.55	73.69
Overhead Ratio	72.74	112.52	97.57	69.71

*	Does not include adjustments resulting from the Second Step

Source: The Bank’s Offering Circular, FinPro calculations and SNL Securities

Conversion Valuation Appraisal Report	Page: 44

4.	Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. The adjustment factors are subjectively assessed using the appraiser’s knowledge and expertise and an aggregate adjustment is determined. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Asset Quality

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

•	Other than Temporary Impairment Charge

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. The adjustment, up or down, to the Comparable Group median multiple values is made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 45

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the pro forma Bank measured against the Comparable Group.

FIGURE 25 - KEY BALANCE SHEET DATA

		Key Financial Data for the Most Recent Period End
Ticker	Short Name	Total Assets ($000)	Loans/ Deposits (%)	Loans/ Assets (%)	Securities/ Assets (%)	Deposits/ Assets (%)	Borrowings/ Assets (%)
	Comparable Thrift Data

CEBK	Central Bancorp, Inc.	542,444	136.07	85.08	8.20	62.53	28.54
CBNK	Chicopee Bancorp, Inc.	545,765	122.62	78.99	13.08	64.42	18.20
HBNK	Hampden Bancorp, Inc.	577,841	101.13	72.00	20.48	71.19	11.92
HIFS	Hingham Institution for Savings	966,387	108.66	75.93	10.90	69.88	22.52
LEGC	Legacy Bancorp, Inc.	946,224	97.95	68.45	20.86	69.88	16.54
LSBX	LSB Corporation	806,567	107.96	67.50	27.06	62.53	29.26
NHTB	New Hampshire Thrift Bancshares, Inc.	938,665	90.95	68.10	23.18	74.88	14.33
NFSB	Newport Bancorp, Inc.	456,610	136.27	77.63	12.18	56.97	31.19
UBNK	United Financial Bancorp, Inc.	1,512,683	103.59	72.95	20.62	70.42	14.06
WFD	Westfield Financial, Inc.	1,199,757	70.68	38.96	54.58	55.12	23.72
	Average	849,294	107.59	70.56	21.11	65.78	21.03
	Median	872,616	105.78	72.48	20.55	67.15	20.36
	Maximum	1,512,683	136.27	85.08	54.58	74.88	31.19
	Minimum	456,610	70.68	38.96	8.20	55.12	11.92

	Pro-forma Results*	696,907	118.08	85.87	7.31	72.72	17.38

	Pro-forma Variance to the Comparable Median	(175,709)	12.30	13.39	(13.24)	5.57	(2.98)

NVSL	Naugatuck Valley Financial Corporation (MHC)	564,215	125.14	86.07	8.52	68.78	21.43
SSE	Southern Connecticut Bancorp, Inc.	135,709	98.52	85.44	2.06	86.72	1.02

	NVSL Variance to the Comparable Median	(308,401)	19.36	13.59	(12.03)	1.63	1.07
	SSE Variance to the Comparable Median	(736,907)	(7.26)	12.96	(18.49)	19.57	(19.34)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size - The Bank’s pro forma assets, at $696.9 million, are moderately below the Comparable Group median of $872.6 million. At the pro forma midpoint of the offering range, the Bank is expected to have assets of $723.0 million.

Asset Composition - The Bank’s pro forma loans to assets ratio of 85.87% is above the Comparable Group median of 72.48%. The pro forma Bank has a lower level of securities as a percentage of assets.

Conversion Valuation Appraisal Report	Page: 46

Funding Mix - The pro forma Bank funds itself through deposits, 72.72% of assets, and borrowings, 17.38% of assets. The Comparable Group has a deposits to assets ratio of 67.15% and a borrowing to asset ratio of 20.36%.

Cash Liquidity - The cash liquidity of the Bank and the Comparable Group appear to be sufficient to meet funding requirements and regulatory guidelines.

Interest Rate Risk - The Bank’s interest rate risk position is illustrated on page 26. The Bank’s interest rate risk position is considered to be “Minimum Risk”. The pro forma increase in capital is expected to reduce the institution’s interest rate risk. No similar data is available for the Comparable Group.

FIGURE 26 - CAPITAL DATA

		Capital for the Most Recent Period End
Ticker	Short Name	Equity/ Assets (%)	Tangible Tang Equity/ Tang Assets (%)	Intangible Assets/ Equity (%)	Core Capital/ Tangible Assets (%)	Equity + Reserves/ Assets (%)
	Comparable Thrift Data

CEBK	Central Bancorp, Inc.	8.32	7.94	4.95	9.22	8.88
CBNK	Chicopee Bancorp, Inc.	17.33	17.33	—	17.20	18.12
HBNK	Hampden Bancorp, Inc.	16.25	16.25	—	15.80	17.29
HIFS	Hingham Institution for Savings	6.94	6.94	—	7.03	7.57
LEGC	Legacy Bancorp, Inc.	12.72	11.62	9.72	7.90	13.57
LSBX	LSB Corporation	7.69	7.69	—	NA	8.59
NHTB	New Hampshire Thrift Bancshares, Inc.	9.50	6.60	32.73	NA	10.61
NFSB	Newport Bancorp, Inc.	11.09	11.09	—	NA	11.85
UBNK	United Financial Bancorp, Inc.	14.82	14.35	3.70	NA	15.46
WFD	Westfield Financial, Inc.	20.47	20.47	—	20.65	21.10
	Average	12.51	12.03	5.11	12.97	13.30
	Median	11.91	11.36	—	12.51	12.71
	Maximum	20.47	20.47	32.73	20.65	21.10
	Minimum	6.94	6.60	—	7.03	7.57

	Pro-forma Results*	8.65	8.01	0.70	6.61	9.34

	Pro-forma Variance to the Comparable Median	(3.26)	(3.35)	0.70	(5.90)	(3.37)

NVSL	Naugatuck Valley Financial Corporation (MHC)	8.99	8.98	0.15	7.74	9.84
SSE	Southern Connecticut Bancorp, Inc.	11.54	11.54	—	10.75	13.56

	NVSL Variance to the Comparable Median	(2.92)	(2.38)	0.15	(4.77)	(2.87)
	SSE Variance to the Comparable Median	(0.37)	0.18	—	(1.76)	0.85

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization - The Comparable Group’s median tangible equity to tangible assets ratio of 11.36% is above the pro forma Bank’s, prior to the capital raise, ratio of 8.01%. The Bank’s pro forma tangible equity to tangible assets ratio is projected to be 11.35% at the midpoint of the valuation range.

Conversion Valuation Appraisal Report	Page: 47

Positive	Neutral	Negative

Higher Loan to Assets	Similar Post offering Capital ratio

Lower Borrowings to Assets

Higher Deposits to Assets

The pro forma Bank’s asset mix is weaker than the Comparable Group’s mix. The pro forma Bank has a higher level of loans and deposits and a lower level of borrowings as a percentage of assets relative to the Comparable Group. The pro forma converted Bank has similar tangible capital levels at the midpoint of the range. Collectively a slight upward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 48

ASSET QUALITY

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

FIGURE 27 - ASSET QUALITY TABLE

		Asset Quality for the Most Recent Period End
		NPLs/	Reserves/	NPAs/	NPAs/	Reserves/	Reserves/
		Loans	NPLs	Assets	Equity	Loans	NPAs + 90
Ticker	Short Name	(% )	(% )	(% )	(% )	(% )	(% )
	Comparable Thrift Data

CEBK	Central Bancorp, Inc.	1.63	40.25	1.40	16.86	0.66	39.93
CBNK	Chicopee Bancorp, Inc.	1.11	89.52	0.90	5.17	1.00	88.05
HBNK	Hampden Bancorp, Inc.	2.46	58.88	1.93	11.86	1.45	54.05
HIFS	Hingham Institution for Savings	1.41	59.42	1.34	19.39	0.83	47.15
LEGC	Legacy Bancorp, Inc.	2.73	45.77	2.06	16.19	1.25	41.59
LSBX	LSB Corporation	2.02	66.21	1.36	17.72	1.34	66.21
NHTB	New Hampshire Thrift Bancshares, Inc.	1.47	110.09	1.01	10.59	1.62	110.09
NFSB	Newport Bancorp, Inc.	0.50	194.45	0.39	3.52	0.98	194.45
UBNK	United Financial Bancorp, Inc.	1.49	58.38	1.22	8.22	0.87	52.13
WFD	Westfield Financial, Inc.	0.75	215.62	0.37	1.82	1.62	168.59
	Average	1.56	93.86	1.20	11.13	1.16	86.22
	Median	1.48	62.82	1.28	11.22	1.13	60.13
	Maximum	2.73	215.62	2.06	19.39	1.62	194.45
	Minimum	0.50	40.25	0.37	1.82	0.66	39.93

	Pro-forma Results*	2.21	36.20	1.92	22.16	0.80	34.94

	Pro-forma Variance to the Comparable Median	0.73	(26.62)	0.64	10.94	(0.33)	(25.19)

NVSL	Naugatuck Valley Financial Corporation (MHC)	2.30	43.00	2.00	22.22	0.99	42.55
SSE	Southern Connecticut Bancorp, Inc.	4.93	47.86	4.21	36.47	2.36	45.03

	NVSL Variance to the Comparable Median	0.82	(19.82)	0.72	11.00	(0.14)	(17.58)
	SSE Variance to the Comparable Median	3.45	(14.96)	2.93	25.25	1.23	(15.10)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s pro forma, prior to capital raise, NPA to asset ratio of 1.92% was above the Comparable Group median NPA to asset ratio of 1.28%. The Bank’s pro forma reserve level, 0.80% to total loans, is below the Comparable median of 1.13% of loans. The Bank’s pro forma level of reserves to NPLs, at 36.20%, is below the Comparable Group median of 62.82%. The Bank’s pro forma level of NPAs and NPLs increased substantially in the quarter ended March 31, 2010.

Conversion Valuation Appraisal Report	Page: 49

Positive	Neutral	Negative

Higher NPLs and NPAs

Lower ALLL to NPLs

Lower ALLL to Loans

The pro forma Bank has a higher level of NPLs and NPAs and the increase came in the quarter ending March 31, 2010. The Bank has a lower level of reserves as a percentage of loans relative to the Comparable levels due to the FASB 141r adjustment created from the merger. The investment community is carefully scrutinizing asset quality. Taken collectively, a strong downward adjustment is warranted for asset quality.

Conversion Valuation Appraisal Report	Page: 50

BALANCE SHEET GROWTH

The Bank’s assets, loans and deposits have all increased. Relative to the Comparable Group median, the pro forma Bank’s asset and loan growth is higher, while deposit growth is slightly below the Comparable Group. However, the contribution from SSE has caused the growth rates of the combined company to be high. On a going forward basis, this higher level of growth is not expected to continue.

FIGURE 28 - BALANCE SHEET GROWTH DATA

		Growth
		Asset Growth	Loan Growth	Deposit Growth
		LTM	LTM	LTM
Ticker	Short Name	(% )	(% )	(% )
	Comparable Thrift Data

CEBK	Central Bancorp, Inc.	(5.80)	0.18	(9.57)
CBNK	Chicopee Bancorp, Inc.	3.87	2.99	1.56
HBNK	Hampden Bancorp, Inc.	0.02	7.29	7.65
HIFS	Hingham Institution for Savings	15.05	9.06	20.22
LEGC	Legacy Bancorp, Inc.	(2.26)	(7.36)	2.73
LSBX	LSB Corporation	3.61	13.44	16.29
NHTB	New Hampshire Thrift Bancshares, Inc.	8.30	1.57	7.39
NFSB	Newport Bancorp, Inc.	3.44	2.73	6.77
UBNK	United Financial Bancorp, Inc.	21.68	28.17	33.93
WFD	Westfield Financial, Inc.	6.58	(1.16)	10.07
	Average	5.45	5.69	9.70
	Median	3.74	2.86	7.52
	Maximum	21.68	28.17	33.93
	Minimum	(5.80)	(7.36)	(9.57)

	Pro-forma Results*	6.25	12.82	6.86

	Pro-forma Variance to the Comparable Median	2.51	9.96	(0.66)

NVSL	Naugatuck Valley Financial Corporation (MHC)	3.96	9.59	2.20
SSE	Southern Connecticut Bancorp, Inc.	19.71	28.91	24.57

	NVSL Variance to the Comparable Median	0.22	6.73	(5.32)
	SSE Variance to the Comparable Median	15.97	26.05	17.05

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative

Higher asset and loan growth		Slightly lower deposit growth

An moderate upward adjustment is warranted.

Conversion Valuation Appraisal Report	Page: 51

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 52

The Bank’s pro forma, prior to capital raise, core ROAA and core ROAE are below the Comparable Group medians. The Bank’s higher capitalization and benefit plan expenses following the offering are expected to reduce return on equity for the near term. The merger expenses and reduction in ongoing operating expenses should increase return on equity for the near term. On a pro forma basis, inclusive of the second step transaction at the midpoint of the range, the Bank’s core ROAA and core ROAE are 0.20% and 1.67%, respectively (as shown in appraisal). Without the second step transaction, the pro forma core ROAA and core ROAE are 0.23% and 2.60%, respectively.

Conversion Valuation Appraisal Report	Page: 53

FIGURE 29 - PROFITABILITY DATA

Conversion Valuation Appraisal Report	Page: 54

		LTM Profitability
Ticker	Short Name	Return on Avg Assets (% )	Return on Avg Equity (% )	Core Return on Avg Assets (% )	Core Return on Avg Equity (% )
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	0.36	4.65	0.45	5.77
CBNK	Chicopee Bancorp, Inc.	(0.33)	(1.86)	(0.14)	(0.80)
HBNK	Hampden Bancorp, Inc.	(0.15)	(0.90)	(0.13)	(0.75)
HIFS	Hingham Institution for Savings	0.98	13.65	1.00	14.06
LEGC	Legacy Bancorp, Inc.	(0.87)	(6.58)	(0.19)	(1.40)
LSBX	LSB Corporation	0.70	8.07	0.54	6.26
NHTB	New Hampshire Thrift Bancshares, Inc.	0.76	8.00	0.60	6.36
NFSB	Newport Bancorp, Inc.	0.18	1.56	0.24	2.08
UBNK	United Financial Bancorp, Inc.	0.41	2.48	0.61	3.71
WFD	Westfield Financial, Inc.	0.47	2.21	0.53	2.49
	Average	0.25	3.13	0.35	3.78
	Median	0.39	2.35	0.49	3.10
	Maximum	0.98	13.65	1.00	14.06
	Minimum	(0.87)	(6.58)	(0.19)	(1.40)

	Pro-forma Results*	0.01	0.10	0.01	0.17

	Pro-forma Variance to the Comparable Median	(0.38)	(2.25)	(0.48)	(2.93)

NVSL	Naugatuck Valley Financial Corporation (MHC)	0.35	3.94	0.36	4.02
SSE	Southern Connecticut Bancorp, Inc.	(0.43)	(3.66)	(0.43)	(3.66)

	NVSL Variance to the Comparable Median	(0.04)	1.59	(0.13)	0.92
	SSE Variance to the Comparable Median	(0.82)	(6.01)	(0.92)	(6.76)

*	Does not include adjustments resulting from the Second Step Transaction

Conversion Valuation Appraisal Report	Page: 55

		LTM Profitability
Ticker	Short Name	Return on Avg Assets (% )	Return on Avg Equity (% )	Core Return on Avg Assets (% )	Core Return on Avg Equity (% )
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	0.36	4.65	0.45	5.77
CBNK	Chicopee Bancorp, Inc.	(0.33)	(1.86)	(0.14)	(0.80)
HBNK	Hampden Bancorp, Inc.	(0.15)	(0.90)	(0.13)	(0.75)
HIFS	Hingham Institution for Savings	0.98	13.65	1.00	14.06
LEGC	Legacy Bancorp, Inc.	(0.87)	(6.58)	(0.19)	(1.40)
LSBX	LSB Corporation	0.70	8.07	0.54	6.26
NHTB	New Hampshire Thrift Bancshares, Inc.	0.76	8.00	0.60	6.36
NFSB	Newport Bancorp, Inc.	0.18	1.56	0.24	2.08
UBNK	United Financial Bancorp, Inc.	0.41	2.48	0.61	3.71
WFD	Westfield Financial, Inc.	0.47	2.21	0.53	2.49
	Average	0.25	3.13	0.35	3.78
	Median	0.39	2.35	0.49	3.10
	Maximum	0.98	13.65	1.00	14.06
	Minimum	(0.87)	(6.58)	(0.19)	(1.40)

	Pro-forma Results*	0.01	0.10	0.23	2.60

	Pro-forma Variance to the Comparable Median	(0.38)	(2.25)	(0.26)	(0.50)

NVSL	Naugatuck Valley Financial Corporation (MHC)	0.35	3.94	0.36	4.02
SSE	Southern Connecticut Bancorp, Inc.	(0.43)	(3.66)	(0.43)	(3.66)

	NVSL Variance to the Comparable Median	(0.04)	1.59	(0.13)	0.92
	SSE Variance to the Comparable Median	(0.82)	(6.01)	(0.92)	(6.76)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 56

FIGURE 30 - INCOME STATEMENT DATA

		LTM Income Statement
Ticker	Short Name	Yield on Ave Earn Assets (%)	Cost of Funds (%)	Net Interest Spread (%)	Net Interest Margin (%)	Noninterest Income/ Avg Assets (%)	Noninterest Expense/ Avg Assets (%)	Efficiency Ratio (%)	Overhead Ratio (%)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	5.38	NA	NA	3.21	0.34	2.68	78.75	76.41
CBNK	Chicopee Bancorp, Inc.	4.98	NA	NA	3.22	0.48	3.36	97.18	96.73
HBNK	Hampden Bancorp, Inc.	5.00	NA	NA	3.12	0.47	2.98	84.06	81.57
HIFS	Hingham Institution for Savings	5.16	NA	NA	3.25	0.22	1.58	44.13	40.20
LEGC	Legacy Bancorp, Inc.	5.04	2.31	2.73	3.09	0.59	3.01	84.11	80.85
LSBX	LSB Corporation	5.27	2.96	2.31	2.61	0.23	1.69	61.07	57.51
NHTB	New Hampshire Thrift Bancshares, Inc.	4.61	NA	NA	3.30	0.98	2.66	64.19	52.78
NFSB	Newport Bancorp, Inc.	5.41	NA	NA	3.29	0.49	2.93	82.16	79.32
UBNK	United Financial Bancorp, Inc.	5.20	NA	NA	3.50	0.64	2.72	68.62	62.57
WFD	Westfield Financial, Inc.	4.66	NA	NA	2.94	0.32	2.08	66.81	63.00
	Average	5.07	2.64	2.52	3.15	0.48	2.57	73.11	69.09
	Median	5.10	2.64	2.52	3.22	0.48	2.70	73.69	69.71
	Maximum	5.41	2.96	2.73	3.50	0.98	3.36	97.18	96.73
	Minimum	4.61	2.31	2.31	2.61	0.22	1.58	44.13	40.20

	Pro-forma Results*	5.41	2.10	2.95	3.31	0.48	3.37	84.55	97.57

	Pro-forma Variance to the Comparable Median	0.31	(0.54)	0.43	0.09	(0.00)	0.67	10.86	27.86

NVSL	Naugatuck Valley Financial Corporation (MHC)	5.52	2.37	3.15	3.24	0.44	2.66	76.16	72.74
SSE	Southern Connecticut Bancorp, Inc.	5.04	1.64	2.65	3.40	0.46	4.38	110.99	112.52

	NVSL Variance to the Comparable Median	0.42	(0.27)	0.63	0.02	(0.04)	(0.04)	2.47	3.03
	SSE Variance to the Comparable Median	(0.06)	(1.00)	0.13	0.18	(0.02)	1.68	37.30	42.81

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

Note: The cost of funds and the net interest spread medians are less reliable due to the lack of five data points.

The pro forma Bank has a 9 basis point advantage in net margin, but a 67 basis point disadvantage in noninterest expense as a percentage of average assets relative to the Comparable Group.

The pro forma Bank’s efficiency ratio of 84.55% is above the Comparable median of 73.69%.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a fully public company. However, the merger expenses and reduction in ongoing operating expenses should help decrease non interest expense. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 57

Positive	Neutral	Negative

Conversion proceeds can be leveraged to generate addition earnings	Non interest income	Lower core ROAA and Lower core ROAE

Slightly higher margin		Higher noninterest expense

Higher efficiency ratio

The Bank’s pro forma profitability is below the Comparables on an ROAA and ROAE basis. The Bank’s earnings composition is mixed compared to the Comparable Group as the Bank has a higher margin, but higher noninterest expense. The Bank’s historical earnings have been trending downward. After the conversion, the Bank will have capital that can be leveraged to enhance future earnings. Taken collectively, a moderate downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 58

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

The following figure compares the demographic and competitive data for the counties serviced by the pro forma Bank, to the county data of the Comparable Group members.

FIGURE 31 - MARKET AREA DATA

		Number of	Bank’s Deps	Bank’s	Total		Population		Median	HH Income
Institution Name	County	Branches 6/30/2009 (actual)	in the County 6/30/2009 (actual)	Deposit Mkt Share (% )	Population 2009 (actual)	Population Per Branch (actual)	Change 2000-2009 (% )	Change 2009-2014 (% )	HH Income 2009 ($)	Change 2000-2009 (% )	Change 2009-2014 (% )	Unemp. Rate Mar-10 (% )
Central Bancorp, Inc.	Middlesex, MA	517	331,883	0.88	1,485,082	2,872	1.34	0.61	84,469	38.90	6.08	7.40
Central Bancorp, Inc.	Norfolk, MA	249	29,419	0.17	661,665	2,657	1.75	0.49	88,399	39.52	6.37	8.00
Deposit Weighted Market Data				0.66		2,803	1.38	0.60	84,789	38.95	6.10	7.58

Chicopee Bancorp, Inc.	Hampden, MA	159	368,839	4.75	459,791	2,892	0.78	-0.39	50,540	27.24	7.01	11.40
Chicopee Bancorp, Inc.	Hampshire, MA	59	11,595	0.38	154,109	2,612	1.22	0.11	62,790	36.11	5.36	7.00
Deposit Weighted Market Data				3.52		2,816	0.79	-0.37	50,913	27.51	6.96	10.30

Hampden Bancorp, Inc.	Hampden, MA	159	382,379	4.92	459,791	2,892	0.78	-0.39	50,540	27.24	7.01	11.40
Deposit Weighted Market Data				4.92		2,892	0.78	-0.39	50,540	27.24	7.01	11.40

Hingham Institution for Savings	Plymouth, MA	163	461,809	6.65	498,968	3,061	5.53	1.84	76,101	36.76	6.59	10.10
Hingham Institution for Savings	Norfolk, MA	249	95,852	0.55	661,665	2,657	1.75	0.49	88,399	39.52	6.37	8.00
Hingham Institution for Savings	Suffolk, MA	222	30,463	0.06	695,403	3,132	0.81	0.61	53,416	35.68	6.47	8.30
Deposit Weighted Market Data				0.78		2,928	4.67	1.56	76,930	37.16	6.55	8.68

Legacy Bancorp, Inc.	Berkshire, MA	63	535,708	18.12	130,714	2,075	-3.14	-2.36	50,638	29.77	6.56	9.60
Legacy Bancorp, Inc.	Hampshire, MA	59	10,865	0.35	154,109	2,612	1.22	0.11	62,790	36.11	5.36	7.00
Legacy Bancorp, Inc.	Greene, NY	26	39,394	4.39	50,332	1,936	4.43	1.24	46,233	26.31	4.87	8.60
Legacy Bancorp, Inc.	Washington, NY	19	19,686	3.31	63,809	3,358	4.53	1.81	47,455	25.19	4.55	8.60
Legacy Bancorp, Inc.	Albany, NY	131	19,179	0.12	299,607	2,287	1.71	-0.02	57,331	32.83	7.23	6.50
Legacy Bancorp, Inc.	Schoharie, NY	12	12,429	3.29	32,034	2,670	1.43	0.31	45,764	25.21	5.59	10.20
Deposit Weighted Market Data				2.66		2,357	1.70	0.18	51,702	29.24	5.69	7.65
LSB Corporation	Essex, MA	263	411,029	2.45	744,480	2,831	2.91	0.62	69,858	34.96	6.80	9.90
LSB Corporation	Rockingham, NH	94	44,706	0.95	302,476	3,218	9.06	3.08	75,903	30.27	5.61	7.40
Deposit Weighted Market Data				2.12		2,933	5.99	1.85	72,881	32.62	6.21	9.18

New Hampshire Thrift Bancshares, Inc.	Sullivan, NH	18	199,177	28.35	43,000	2,389	6.28	2.13	50,087	22.38	1.37	6.90
New Hampshire Thrift Bancshares, Inc.	Merrimack, NH	51	190,754	6.38	150,472	2,950	10.46	3.60	61,638	26.61	4.12	6.80
New Hampshire Thrift Bancshares, Inc.	Grafton, NH	59	113,671	6.13	87,294	1,480	6.79	2.21	53,139	26.26	2.33	6.00
New Hampshire Thrift Bancshares, Inc.	Hillsborough, NH	104	43,216	0.45	407,525	3,919	7.01	2.27	70,703	31.93	5.31	7.40
New Hampshire Thrift Bancshares, Inc.	Rutland, VT	26	107,027	12.04	63,505	2,443	0.17	-0.25	49,481	34.54	6.08	7.80
New Hampshire Thrift Bancshares, Inc.	Windsor, VT	35	36,403	3.91	57,751	1,650	0.58	-1.40	53,811	32.23	2.70	6.50
Deposit Weighted Market Data				4.07		2,763	5.22	1.43	56,477	28.99	3.65	7.08

Newport Bancorp, Inc.	New London, CT	97	48,554	1.07	269,600	2,779	4.06	0.48	65,136	28.58	5.08	8.70
Newport Bancorp, Inc.	Newport, RI	24	152,568	11.45	83,867	3,494	-1.83	-2.55	66,131	31.24	5.81	13.40
Newport Bancorp, Inc.	Washington, RI	36	65,838	2.37	130,215	3,617	5.40	1.74	70,461	32.01	6.35	11.30
Deposit Weighted Market Data				3.09		3,081	2.54	-0.11	67,243	30.61	5.75	10.21

United Financial Bancorp, Inc.	Hampden, MA	159	793,938	10.23	459,791	2,892	0.78	-0.39	50,540	27.24	7.01	11.40
United Financial Bancorp, Inc.	Worcester, MA	237	188,540	1.68	794,206	3,351	5.76	1.83	62,731	31.03	5.37	10.20
United Financial Bancorp, Inc.	Hampshire, MA	59	56,570	1.85	154,109	2,612	1.22	0.11	62,790	36.11	5.36	7.00
Deposit Weighted Market Data				4.71		3,095	1.71	0.04	53,419	28.41	6.62	10.24

Westfield Financial, Inc.	Hampden, MA	159	632,736	8.15	459,791	2,892	0.78	-0.39	50,540	27.24	7.01	11.40
Deposit Weighted Market Data				8.15		2,892	0.78	-0.39	50,540	27.24	7.01	11.40

Comparable Median				3.30		2,892	1.70	0.11	54,948	29.11	6.38	9.70

Naugatuck Valley Financial Corporation (MHC)	New Haven, CT	278	463,833	2.51	848,827	3,053	3.01	1.04	62,319	27.61	5.93	10.00
Naugatuck Valley Financial Corporation (MHC)	Fairfield, CT	419	35,640	0.13	908,106	2,167	2.89	0.69	87,897	35.48	5.05	8.40

Deposit Weighted Market Data						2,521	3.00	1.01	64,710	28.35	5.84	9.20

Connecticut		1,313			3,534,235	2,692	3.78	1.14	70,949	31.59	4.99	8.50

National		99,546			309,731,508	3,111	10.06	4.63	54,719	29.78	4.06	9.90

Sources: SNL Securities

Conversion Valuation Appraisal Report	Page: 59

The Bank’s population per branch in its market area is lower than the Comparable Group median as well as Connecticut and national statistics. Historical population growth was higher for the state and national figures compared to the Bank’s market area’s population growth. However, the comparable median historical population growth was well below that of the market area. Projected population growth for the Bank’s market area is projected to remain above the comparable median but below the state and national levels. The Bank’s market area median household income was above the Comparable Group median and national figures, but below the Connecticut state median. Household income in the Bank’s market area is projected to lag behind household income growth of the Comparable Group median but remain above the state and national figures. The Bank’s market area unemployment percentage was below the comparable median and national average but was slightly above the state. Due to the various strengths and weaknesses of the Bank’s market area, no adjustment was given.

Positive	Neutral	Negative

Unemployment Rate		Population per branch

Higher Median HH Income		Lower Projected Median HH Income Growth

Higher Projected Population Growth

Conversion Valuation Appraisal Report	Page: 60

CASH DIVIDENDS

The industry has typically not disclosed dividend policies concurrent with conversion. Recently, a number of financial institutions have cut dividend rates in an effort to conserve capital.

FIGURE 32 - DIVIDEND DATA

		Dividends
Ticker	Short Name	Current Dividend Yield (% )	LTM Dividend Payout Ratio (% )
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	1.74	21.74
CBNK	Chicopee Bancorp, Inc.	—	—
HBNK	Hampden Bancorp, Inc.	1.27	NM
HIFS	Hingham Institution for Savings	2.44	26.81
LEGC	Legacy Bancorp, Inc.	2.28	NM
LSBX	LSB Corporation	2.95	25.74
NHTB	New Hampshire Thrift Bancshares, Inc.	5.04	46.43
NFSB	Newport Bancorp, Inc.	—	—
UBNK	United Financial Bancorp, Inc.	2.06	77.78
WFD	Westfield Financial, Inc.	2.35	263.16
	Average	2.01	57.71
	Median	2.17	26.28
	Maximum	5.04	263.16
	Minimum	—	—

	Pro-forma Results*	NA	NA

	Pro-forma Variance to the Comparable Median

NVSL	Naugatuck Valley Financial Corporation (MHC)	1.73	41.38
SSE	Southern Connecticut Bancorp, Inc.	—	—

	NVSL Variance to the Comparable Median	(0.44)	15.10
	SSE Variance to the Comparable Median	(2.17)	(26.28)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

All but two of the Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 26.28%, ranging from a high of 263.16% to a low of 0.00%. The Bank, on a pro forma basis at the mid point of the value range will have a tangible equity to tangible assets ratio of 11.35%. The Bank will have adequate capital to pay cash dividends.

As such, no adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 61

LIQUIDITY OF THE ISSUE

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

FIGURE 33 - MARKET CAPITALIZATION DATA

		Market Data
Ticker	Short Name	Market Value ($)	Stock Price ($)	Price High ($)	Price Low ($)	Book Value ($)	Tangible Book Value ($)
	Comparable Thrift Data
CEBK	Central Bancorp, Inc.	19.20	11.50	11.50	8.41	21.31	19.97
CBNK	Chicopee Bancorp, Inc.	74.60	11.70	13.15	11.63	14.83	14.83
HBNK	Hampden Bancorp, Inc.	67.50	9.44	10.16	9.08	13.13	13.13
HIFS	Hingham Institution for Savings	80.20	37.73	38.05	31.50	31.56	31.56
LEGC	Legacy Bancorp, Inc.	76.30	8.76	9.84	8.56	13.80	12.40
LSBX	LSB Corporation	54.90	12.19	14.50	11.61	13.77	13.77
NHTB	New Hampshire Thrift Bancshares, Inc.	59.60	10.32	11.93	9.91	13.70	8.65
NFSB	Newport Bancorp, Inc.	44.70	12.15	12.34	11.46	13.61	13.61
UBNK	United Financial Bancorp, Inc.	226.80	13.56	15.16	12.68	13.39	12.90
WFD	Westfield Financial, Inc.	251.70	8.51	10.37	7.92	8.30	8.30
	Average	95.55	13.59	14.70	12.28	15.74	14.91
	Median	71.05	11.60	12.14	10.69	13.74	13.37
	Maximum	251.70	37.73	38.05	31.50	31.56	31.56
	Minimum	19.20	8.51	9.84	7.92	8.30	8.30

	Pro-forma Results*	61.80	NA	NA	NA	NA	NA

	Pro-forma Variance to the Comparable Median

NVSL	Naugatuck Valley Financial Corporation (MHC)	48.80	6.95	7.10	5.76	7.22	7.21
SSE	Southern Connecticut Bancorp, Inc.	17.00	6.30	6.85	5.66	5.81	5.81

	NVSL Variance to the Comparable Median	(22.25)	(4.65)	(5.04)	(4.93)	(6.52)	(6.16)
	SSE Variance to the Comparable Median	(54.05)	(5.30)	(5.29)	(5.03)	(7.93)	(7.56)

*	Does not include adjustments resulting from the Second Step Transaction

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $19.2 million to a high of $251.7 million with a median market capitalization of $71.1 million. The Bank expects to have $61.8 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade on NASDAQ along with all of the Comparables.

A Slight Downward adjustment for this factor appears warranted as the Bank will have a lower market capitalization than the Comparables.

Conversion Valuation Appraisal Report	Page: 62

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. It is expected that industry regulation will increase as a result of the current crisis and there is a lack of clarity to the resulting regulatory framework. Both the Bank and the Comparable Group are expected to operate in substantially the same regulatory environment.

No adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 63

5.	Other Factors

MANAGEMENT

The current team has considerable banking experience and has held similar positions in other financial institutions. The Bank’s organizational chart is reasonable for an institution of its size and complexity.

The Board is active and oversees and advises on all key strategic and policy decisions.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 64

SUBSCRIPTION INTEREST

There have been four second step conversion since January 1, 2008. The median price to tangible book value of these conversions was 73.1%. Northwest’s price to pro forma tangible book value was above the others and is partially attributable to the size of the institution. Eagle completed its second step in April 2010 at 81.2% of tangible book.

FIGURE 34 - SECOND STEP CONVERSIONS (SINCE 1/1/08) PRO FORMA DATA

					Price to Pro Forma
Ticker	Name	IPO Date	Gross Proceeds ($)	IPO Price ($)	EPS (%)	Book Value (%)	Tangible Book Value (%)
BCSB	BCSB Bancorp, Inc.	4/11/2008	$19,765	$10.00	NM	61.8	65.0
NWBI	Northwest Bancshares, Inc.	12/18/2009	688,783	10.00	24.8	89.0	103.8
OSHC	Ocean Shore Holding Co.	12/21/2009	33,490	8.00	17.3	63.0	63.0
EBMT	Eagle Bancorp Montana, Inc.	4/5/2010	24,643	10.00	12.3	81.2	81.2

			Average		18.1	73.8	78.3
			Median		17.3	72.1	73.1

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 65

There was a first day “pop” for 2010 year-to-date, 2009 full year transactions, and 2008 full year transactions. The median price change after 1 day was 8.95%. Of the four second step conversions, three are currently trading above their IPO price.

FIGURE 35 - CONVERSIONS PRICE APPRECIATION

				Percentage Change in Price
Ticker	Name	IPO Date	Gross Proceeds ($)	After 1 Day (%)	After 1 Week (%)	After 1 Month (%)	After 3 Months (%)	To Date (%)
BCSB	BCSB Bancorp, Inc.	4/11/2008	$19,765	10.40	14.90	13.50	4.00	(0.10)
NWBI	Northwest Bancshares, Inc.	12/18/2009	688,783	13.50	13.00	14.00	NA	16.30
OSHC	Ocean Shore Holding Co.	12/21/2009	33,490	7.50	11.88	13.13	NA	38.75
EBMT	Eagle Bancorp Montana, Inc.	4/5/2010	24,643	5.50	5.00	4.00	NA	0.50

			Average	9.23	11.20	11.16	4.00	13.86
			Median	8.95	12.44	13.32	4.00	8.40

Source: SNL Securities, data as of 5/28/2010

No adjustment is given for subscription interest. There are 9 MHCs currently in the subscription phase of their second step process. The success or failure of these companies may result in a future adjustment.

Conversion Valuation Appraisal Report	Page: 66

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment

Financial Condition	Slight Upward

Asset Quality	Strong Downward

Balance Sheet Growth	Moderate Upward

Earnings Quality, Predictability and Growth	Moderate Downward

Market Area	No Adjustment

Dividends	No Adjustment

Liquidity of the Issue	Slight Downward

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment

Management	No Adjustment

Subscription Interest	No Adjustment

Conversion Valuation Appraisal Report	Page: 67

6.	Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The four multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibit 13.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all publicly traded thrifts and the recent and historical conversions were assessed. The multiples for the Comparable Group, all publicly traded thrifts are shown in Exhibit 9.

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are skewed by credit costs. As such, this approach was given limited consideration in this appraisal.

In the pro forma figures for the Bank, FinPro incorporated the impact of SFAS 123, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123.

Conversion Valuation Appraisal Report	Page: 68

Price to Book/Price to Tangible Book – According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro believes that thrifts often trade on a price to tangible book basis.

Price to Assets – According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 69

FULL OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the adjustments defined in the previous section, the Bank is pricing at the midpoint as a standard conversion is estimated to be $61,824,590. Based upon a range below and above the midpoint value, the respective values are $54,016,800 at the minimum and $69,632,380 at the maximum respectively. At the super maximum of the range, the offering value would be $78,611,340. At the minimum as adjusted of the range, the offering value would be $50,064,300.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE 36 - VALUE RANGE

Conclusion	Total Shares Shares	Price Per Share	Total Value
Appraised Value - Midpoint	6,182,459	$10.00	$61,824,590
Range:
- Minimum, Adj.	5,006,430	$10.00	50,064,300
- Minimum	5,401,680	10.00	54,016,800
- Maximum	6,963,238	10.00	69,632,380
- Super Maximum	7,861,134	10.00	78,611,340

Source: FinPro Inc. Pro forma Model

FIGURE 37 - APPRAISED VALUE

	Appraised Value
Conclusion	Minimum, Adj.	Minimum	Midpoint	Maximum	SuperMaximum *
Total Shares	5,006,430	5,401,680	6,182,459	6,963,238	7,861,134
Price per Share	$10	$10	$10	$10	$10
Full Conversion Value	$50,064,300	$54,016,800	$61,824,590	$69,632,380	$78,611,340
Exchange Shares	1,789,416	1,789,416	2,105,195	2,420,974	2,784,120
Exchange Percent	35.74%	33.13%	34.05%	34.77%	35.42%
Conversion Shares	2,635,000	2,635,000	3,100,000	3,565,000	4,099,750
Conversion Percent	52.63%	48.78%	50.14%	51.20%	52.15%
Merger Shares	582,014	977,264	977,264	977,264	977,264
Merger Percent	11.63%	18.09%	15.81%	14.03%	12.43%
Gross Proceeds	$22,397,500	$26,350,000	$31,000,000	$35,650,000	$40,997,500
Exchange Value	$17,894,160	$17,894,160	$21,051,950	$24,209,740	$27,841,200
Exchange Ratio	0.6300	0.6300	0.7412	0.8524	0.9802
Exchange Value per Minority Share	$6.30	$6.30	$7.41	$8.52	$9.80

*	SuperMaximum is an overallotment option that is 15% above the maximum amount.

The appraised value of the institution resulted in an exchange value per minority share that ranges from $6.30 per share at the minimum to $9.80 per share at the super maximum, with an exchange value per share of $7.41 at the midpoint.

Conversion Valuation Appraisal Report	Page: 70

FIGURE 38 - CONVERSION OFFERING PRICING MULTIPLES

		Bank	Comparables		State		National
			Mean	Median	Mean	Median	Mean	Median

	Min Adj	34.48
	Min	35.71
Price-Core Earnings Ratio P/E	Mid	41.67	21.94	16.70	32.15	32.15	23.99	15.60
	Max	47.62
	Smax	52.63

	Min Adj	63.78%
	Min	65.66%
Price-to-Book Ratio P/B	Mid	71.58%	84.48%	83.70%	89.45%	89.45%	76.58%	75.30%
	Max	76.98%
	Smax	82.64%

	Min Adj	67.98%
	Min	69.74%
Price-to-Tangible Book Ratio P/TB	Mid	75.87%	90.35%	88.90%	138.90%	138.90%	85.18%	79.55%
	Max	81.37%
	Smax	87.11%

	Min Adj	7.00%
	Min	7.51%
Price-to-Assets Ratio P/A	Mid	8.55%	10.45%	9.10%	19.06%	19.06%	8.31%	6.85%
	Max	9.58%
	Smax	10.74%

Source: FinPro Calculations

FIGURE 39 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	NM	41.67	71.58%	75.87%	8.55%
Comparable Group Median	12.50	16.70	83.70%	88.90%	9.10%
(Discount) Premium	NA	149.52%	-14.48%	-14.66%	-5.99%

Source: SNL data, FinPro Calculations

As Figure 39 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a 14.66% discount to the Comparable Group on a tangible book basis.

FIGURE 40 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	NM	52.63	82.64%	87.11%	10.74%
Comparable Group Median	12.50	16.70	83.70%	88.90%	9.10%
(Discount) Premium	NA	215.15%	-1.27%	-2.01%	18.09%

Source: SNL data, FinPro Calculations

As Figure 40 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a 2.01% discount to the Comparable Group on a tangible book basis.

Conversion Valuation Appraisal Report	Page: 71

FIGURE 41 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MINIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the minimum) Full Conversion	NM	35.71	65.66%	69.74%	7.51%
Comparable Group Median	12.50	16.70	83.70%	88.90%	9.10%
(Discount) Premium	NA	113.83%	-21.55%	-21.55%	-17.43%

Source: SNL data, FinPro Calculations

As Figure 41 demonstrates, at the minimum of the estimated valuation range the Bank is priced at a 21.55% discount to the Comparable Group on a tangible book basis.

Conversion Valuation Appraisal Report	Page: 72

COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS

As Figure 42 demonstrates, the Bank’s offering price to tangible book value per share range is in between the high end and low end of the pending second step conversion comparable tangible book basis. The Bank is priced between 69.74% and 87.11% of tangible book value per share.

FIGURE 42 - COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS

Ticker	Institution	State	Type	Gross Proceeds ($)	Price/ TBVS Range (%)
ORIT	Oritani Financial Corp	NJ	Second Step	$515,775	82.44 - 98.52
FFCO	FedFirst Financial Corp.	PA	Second Step	29,756	57.67 - 76.69
ONFC	Oneida Financial Corp.	NY	Second Step	41,659	89.49 - 112.04
JXSB	Jacksonville Bancorp	IL	Second Step	15,539	58.28 - 77.88
VPFG	ViewPoint Financial Group	TX	Second Step	264,500	86.00 - 108.70
FXCB	Fox Chase Bancorp, Inc. (MHC)	PA	Second Step	133,556	72.62 - 92.85
COBK	Colonial Financial Services	NJ	Second Step	35,708	64.68 - 85.76
CFFN	Capitol Federal Financial Inc.	KS	Second Step	2,127,500	95.42 - 106.16
KFFG	Kaiser Federal Financial	CA	Second Step	105,800	69.83 - 88.81

NVSL	Naugatuck Valley Financial (MHC)	CT	Second Step	$35,650	69.74 - 87.11

Source: SNL Securities, FinPro calculations

*	Offering data is presented at the supermax for all deal; Price/Tangible Book Range presents values at the minimum and supermax

Conversion Valuation Appraisal Report	Page: 73

COMPARISON OF THE EXCHANGE VALUE AND STOCK PRICE

FIGURE 43 - COMPARISON OF THE EXCHANGE VALUE PER MINORITY SHARE AND STOCK PRICE

Source: SNL data, FinPro Calculations

As Figure 43 demonstrates, the Bank’s stock price is currently between the minimum and the midpoint of the range.

Conversion Valuation Appraisal Report	Page: 74

VALUATION CONCLUSION

We believe that the discount on a tangible book basis at the midpoint is appropriate relative to the Comparable Group. The resulting pro forma multiples are inline with other pending offerings.

It is, therefore, FinPro’s opinion that as of May 28, 2010, the estimated pro forma market value of the Bank in a full offering was $61,824,590 at the midpoint of a range with a minimum of $54,016,800 to a maximum of $69,632,380 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $78,611,340. Assuming an adjusted minimum value, the value in a full offering is $50,064,300.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.

EXHIBITS

OMITTED

IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.